EXHIBIT 99.1
Retail Ventures, Inc. Announces Second Quarter Fiscal 2005 Results
     Columbus, Ohio, September 7, 2005 /PRNewswire/ — Retail Ventures, Inc. (NYSE: RVI) today announced its consolidated financial results for the second quarter ended July 30, 2005.
•	Net sales for the thirteen week period ended July 30, 2005 increased 5.6% to $666.7 million from $631.7 million for the quarter ended July 31, 2004, a $35.0 million increase over the prior year’s thirteen week period. The Company’s comparable store sales for the thirteen week period decreased 1.1% when compared to the same period last year. Total sales and comparable store sales percentages by segment were:

	Total	Comparable Sales
	Sales	Percentage
	(in thousands, except percentages)
Value City Department Stores	$301,170	(4.8)%
DSW	276,211	3.3
Filene’s Basement	89,353	1.6

	$666,734	(1.1)%

•	The net loss for the quarter was $115.5 million, or $2.96 per share on a diluted basis, compared to a net income of $0.8 million, or $0.02 per share on a diluted basis last year. Excluding a non-cash accounting charge of $95.8 million recognized in the second quarter of fiscal 2005 the net loss was $19.7 million, or $0.50 per diluted share. The non-cash accounting charge during the second quarter was related to the modification and issuance of warrants pursuant to Statement of Financial Accounting Standards No. 133 (FAS 133), “Accounting for Derivative Instruments and Hedging Activities”.
     “It is important to note that this accounting charge has no cash effect. In addition, this standard requires that we revalue the warrants each period to reflect their current value. Future periods will recognize the non-cash impact of variations in the mark to market valuations of the warrants,” Jim McGrady, Chief Financial Officer stated. “We remain committed to the new Value City merchandising and marketing strategy we started last fall and to the growth plans for Filene’s Basement and DSW.”
     The Company believes that the non-cash accounting charge is not directly related to its retail operations and is therefore providing supplemental adjusted results that exclude this item. This non-GAAP financial measure should facilitate analysis by investors and others who follow the Company’s financial performance. A reconciliation of Non-GAAP results follows:

			Year-to-
	Second		Date
	Quarter	EPS	Fiscal	EPS
	2005		2005
	(in millions, except per share amounts)
Non-GAAP net loss	$19.7	$0.50	$31.2	$0.83
Unrealized loss on fair market value of warrants	95.8	2.46	95.8	2.55

GAAP net loss	$115.5	$2.96	$127.0	$3.38

Summary of Non-Cash Accounting Charge
     On July 5, 2005, DSW completed an initial public offering (“DSW IPO”) of 16,171,875 Class A Common Shares. Prior to the DSW IPO, DSW was a wholly-owned subsidiary of RVI. Following the DSW IPO, RVI owns approximately 63.0% of DSW’s outstanding common shares and approximately 93.2% of the combined voting power of such shares. RVI is subject to (a) contractual obligations with its lenders to retain ownership of at least 55% by value of the common shares of DSW for so long as the Second Amended and Restated Senior Loan Agreement (“Senior Loan Agreement”) remains outstanding and (b) contractual obligations with its warrantholders to retain enough DSW common shares to be able to satisfy its obligations to deliver such shares to its warrantholders if the warrantholders elect to exercise their warrants in full for DSW Class A Common Shares.

EXHIBIT 99.1
     Also on July 5, 2005, the Company amended the Financing Agreement, originally entered into in June 2002 (the “Term Loan Facility”). Pursuant to the Fourth Amendment to Financing Agreement, (i) DSW was released from its obligations as a co-borrower, (ii) Value City repaid all the term loan indebtedness, and (iii) the Company agreed to amend the issued and outstanding 2,954,792 warrants (“Term Loan Warrants”) to provide warrantholders the right, from time to time, in whole or in part, to (A) acquire RVI common shares at the then current conversion price (subject to the existing anti-dilution provisions), (B) acquire from RVI Class A Common Shares of DSW at an exercise price per share equal to the price of shares sold to the public in DSW’s IPO, or (C) acquire a combination thereof.
     To obtain the convertible loan lenders’ requisite consent to the DSW IPO the Company agreed that following the consummation of the DSW IPO on July 5, 2005, it would amend and restate the Convertible Loan. Pursuant to the July 2005 Senior Loan Agreement, (i) DSW was released from its obligations as a co-guarantor, (ii) Value City repaid $25 million of this facility, (iii) the remaining $50 million convertible loan was converted into a non-convertible loan, (iv) the capital stock of DSW held by RVI continues to secure the amended loan facility, and (v) RVI agreed to issue to the lenders Conversion Warrants which will be exercisable from time to time until the later of June 11, 2007 and the repayment in full of Value City’s obligations under the Senior Loan Agreement. Under the Conversion Warrants, warrantholders will have the right, from time to time, in whole or in part, to (i) acquire RVI common shares at the conversion price referred to in the Second Amended and Restated Senior Loan Agreement (subject to existing anti-dilution provisions), (ii) acquire from RVI Class A Common Shares of DSW at an exercise price per share equal to the price of the shares sold to the public in DSW’s IPO (subject to anti-dilution provisions similar to those in the existing Term Loan Warrants), or (iii) acquire a combination thereof.
     In accordance with FAS 133 the detached warrants with dual conversion optionality met the criteria for classification as a derivative. This requires that the warrants are to be recorded as a liability at their fair market values as a result of the modifications and marked to market thereafter. A corresponding non-cash unrealized gain or loss is recognized in each future period for the increase or decrease in market value. Accordingly the Company has recognized a non-cash accounting charge of $95.8 million in the second quarter to reflect the modification and amendment of the warrants. No tax benefit has been recognized in connection with this charge.
     Retail Ventures, Inc. is a leading off-price retailer currently operating 114 Value City Department Stores in the Midwest, mid-Atlantic and Southeastern U.S., 27 Filene’s Basement Stores in the Northeast and 184 better-branded DSW Stores in major metropolitan areas throughout the country. DSW also supplies, under supply arrangements, 207 locations for other non-related retailers in the United States.
     Certain of RVI’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future, and include statements in this document regarding forecasts and expectations of the financing to support RVI’s current operating initiatives and growth objectives. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in RVI’s business, and other risks and uncertainties detailed from time to time in RVI’s periodic reports filed with the Securities and Exchange Commission, including RVI’s Form 10-K for the year ended January 29, 2005. One or more of these factors may have affected, and could in the future affect, RVI’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate and that the objectives and plans of RVI will be achieved. Issuance of such forward-looking statements should not be regarded as a representation by RVI or any other person. All forward-looking statements made in this press release are based on information presently available to management, and RVI assumes no obligation to update any forward-looking statements.

SOURCE:	Retail Ventures, Inc.
CONTACT:	Jim McGrady
Chief Financial Officer
(614) 478-2208

EXHIBIT 99.1
RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	July 30,	January 29,	July 31,
	2005	2005	2004
	(Unaudited)		(Unaudited)
			Restated *
ASSETS
Cash and equivalents	$61,550	$29,258	$2,728
Accounts receivable, net	16,278	7,455	13,066
Receivables from related parties	848	501	991
Inventories	559,110	473,051	517,547
Prepaid expenses and other assets	31,982	21,112	24,766
Deferred income taxes	62,007	64,359	47,794

Total current assets	731,775	595,736	606,892

Property and equipment, net	277,091	280,454	257,390

Goodwill	25,899	25,899	37,619
Tradenames and other intangibles, net	41,338	43,460	45,554
Deferred income taxes and other assets	35,997	37,806	32,113

Total assets	$1,112,100	$983,355	$979,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$266,994	$202,578	$196,612
Accounts payable to related parties	4,480	5,428	3,170
Accrued expenses	144,428	150,939	113,249
Warrant liability	113,250
Current maturities of long-term obligations	619	611	613

Total current liabilities	529,771	359,556	313,644

Long-term obligations, net of current maturities	127,317	343,375	388,664
Other noncurrent liabilities	95,297	87,710	65,685
Minority interest	279,993
Shareholders’ equity	79,722	192,714	211,575

Total liabilities and shareholders’ equity	$1,112,100	$983,355	$979,568

*	The Company restated its consolidated balance sheet at July 31, 2004 and the consolidated statement of operations for the three months and six months ended July 31, 2004 to correct certain errors in its accounting for two types of leasing transactions.

EXHIBIT 99.1
RETAIL VENTURES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004

Net sales	$666,734	$631,654	$1,346,779	$1,277,954
Cost of sales	(407,362)	(372,088)	(819,015)	(758,955)

Gross profit	259,372	259,566	527,764	518,999
Selling, general and administrative expenses	(265,547)	(249,664)	(544,889)	(504,270)
Unrealized loss on warrants	(95,848)		(95,848)
License fees and other income	3,993	1,566	5,511	3,123

Operating (loss) profit	(98,030)	11,468	(107,462)	17,852
Interest expense, net
Non-related parties	(5,372)	(3,078)	(8,449)	(5,858)
Related parties	(5,062)	(6,836)	(11,620)	(13,451)

(Loss) income before income taxes	(108,464)	1,554	(127,531)	(1,457)
Benefit (provision) for income taxes	(7,775)	(797)	(167)	265

(Loss) income before minority interest	(116,239)	757	(127,698)	(1,192)
Minority interest	723		723

Net (loss) income	$(115,516)	$757	$(126,975)	$(1,192)

Basic and diluted (loss) income per share:
Basic	$(2.96)	$0.02	$(3.38)	$(0.04)
Diluted	$(2.96)	$0.02	$(3.38)	$(0.04)

Shares used in per share calculations:
Basic	39,037	33,903	37,600	33,882
Diluted	39,037	37,094	37,600	33,882

*	The Company restated its consolidated balance sheet at July 31, 2004 and the consolidated statement of operations for the three months and six months ended July 31, 2004 to correct certain errors in its accounting for two types of leasing transactions.

Same store sales: **
Value City Department Stores	(4.8)%	(5.6)%	(6.4)%	(3.3)%
DSW	3.3	3.0	3.9	6.9
Filene’s Basement	1.6	4.9	1.8	9.7

Total	(1.1)%	(1.7)%	(1.8)%	1.2%

Store count at end of period:
Value City Department Stores			114	116
DSW			184	158
Filene’s Basement			27	24

Total			325	298

SOURCE: Retail Ventures, Inc.
** Business segments were realigned at the beginning of fiscal 2005 to reflect how the Company establishes strategic goals and manages its business. The realignment resulted in the Filene’s basement shoe business being included within the DSW segment. The fiscal 2004 presentation has been restated to conform to this realignment.